Exhibit 99.1

                      Reliance Steel & Aluminum Co. Reports
                      Record 2006 Second Quarter Results;
                      Sales up 91% and Net Income up 105%

    LOS ANGELES--(BUSINESS WIRE)--July 20, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the second quarter and six months ended June 30, 2006. Net income was a record $100.5 million, or $2.65 earnings per diluted share for the 2006 second quarter. This compares with net income of $49.0 million, or $1.48 earnings per diluted share for the 2005 second quarter. 2006 second quarter sales were a record $1.56 billion, an increase of 91% compared with 2005 second quarter sales of $816.3 million. The 2006 second quarter financial results include in cost of sales a pre-tax LIFO expense amount of $18.0 million, or $.30 per diluted share, compared with no LIFO income or expense recorded in the 2005 second quarter. 2006 second quarter results include the acquisition of Earle
M. Jorgensen Company ("EMJ") on April 3, 2006, including the issuance of approximately 4.5 million shares of common stock, for a 15% increase in diluted shares outstanding.
    For the six-months ended June 30, 2006, net income amounted to a record $172.4 million, up 81% compared with net income of $95.4 million for the same period in 2005. Earnings per diluted share were $4.83 for the six-months ended June 30, 2006, compared with earnings of $2.89 per diluted share for the six-months ended June 30, 2005. Sales for the 2006 year-to-date period were a record $2.5 billion, an increase of 56% compared with 2005 six-month sales of $1.63 billion. The 2006 six-month financial results include in cost of sales a pre-tax LIFO expense amount of $23.0 million, or $.40 per diluted share, compared with a pre-tax LIFO expense amount of $12.5 million, or $.23 per diluted share in the 2005 year-to-date period.
    David H. Hannah, Chief Executive Officer of Reliance said, "Overall, demand for our products during the second quarter was strong, with notable strength in aerospace, energy, and nonresidential construction. Pricing on all of our products trended upward throughout the quarter. Our April 3, 2006 acquisition of EMJ and our July 1, 2005 acquisition of Chapel Steel favorably and significantly affected our 2006 and 2005 period comparisons. In addition to significantly increasing our operating results, the recent EMJ and Chapel acquisitions have further enhanced our product, customer and geographic diversification, which we believe are important factors in our consistently strong operating performance. Also contributing to our record results was meaningful growth in both volume and pricing of our existing operations."
    "At this time, we anticipate no significant changes in current business activity, other than the seasonal softness that normally occurs in the third quarter compared to the second quarter. As a result, after giving effect to our two-for-one stock split, we estimate earnings per diluted share for the 2006 third quarter in a range of $1.15 to $1.20," said Hannah.
    On April 3, 2006, Reliance completed the previously announced acquisition of Earle M. Jorgensen Company (formerly NYSE:JOR). The transaction was valued at approximately $984 million, including the assumption of EMJ's net debt, with a per share consideration of $14.21 based on the average closing price of Reliance common stock of $86.43 for the 20-day period ending on the second trading day prior to the closing. Reliance paid $6.50 in cash and issued 0.0892 of a share of Reliance common stock for each share of EMJ common stock outstanding. Based on the closing price of Reliance's common stock on March 31, 2006 of $93.92 per share, the value to EMJ stockholders would have been $14.88 per share of EMJ common stock on that date.
    At closing, Reliance issued approximately 4.5 million shares of its common stock valued at about $387 million based on the Reliance 20-day average closing price. The cash portion of approximately $387 million, which includes the cash out of certain EMJ options and estimated transaction costs, was financed under Reliance's $600 million syndicated credit facility. Upon closing of the acquisition, Reliance's syndicated credit facility was increased to $700 million. The credit facility and private placement notes of Reliance were amended in February of 2006 to allow for EMJ's senior secured indentures of $250 million, which were assumed by Reliance, in addition to $2.9 million of EMJ's other existing debt. The acquisition was immediately accretive to Reliance. EMJ now operates as a wholly owned subsidiary of Reliance.
    On July 11, 2006, Reliance announced that it had reached an agreement to acquire Yarde Metals, Inc., a metals service center company headquartered in Southington, CT. The transaction is expected to be finalized within 60 days, subject to the completion of due diligence and regulatory approvals. Yarde was founded in 1976 and specializes in the processing and distribution of stainless steel and aluminum plate, rod and bar products. Yarde has additional metals service centers in Pelham, NH; East Hanover, NJ; Hauppauge, NY; High Point, NC; Streetsboro, OH; and Limerick, PA and a sales office in Ft. Lauderdale, FL. Yarde's net sales for the fiscal year ended June 30, 2006 were approximately $385 million.
    On April 19, 2006, the Company's Board of Directors declared the regular quarterly cash dividend of $.10 per share of common stock. The 2006 second quarter cash dividend was paid on June 16, 2006 to shareholders of record May 26, 2006. 2006 marks the 46th consecutive year that Reliance has paid quarterly dividends to its shareholders.
    On May 17, 2006, Reliance's Board of Directors declared a two-for-one stock split, in the form of a 100% stock dividend on the Company's common stock and a 20% increase in the dividend rate. The common stock split issued one additional share of common stock for each share held by shareholders of record on July 5, 2006. The additional shares were distributed on July 19, 2006. Reliance's total common shares outstanding increased from approximately 37.7 million to
75.4 million. Beginning with the 2006 third quarter dividend payment, the Company's regular quarterly cash dividend will be adjusted to $.06 per share of common stock, representing a 20% increase over the current rate of $.05 per share, after giving effect to the two-for-one stock split.
    Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the second quarter and year-to-date financial results for the period ended June 30, 2006. All interested parties are invited to listen to the web cast on July 20, 2006 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media. The web cast will remain on the Reliance web site at: www.rsac.com through August 20, 2006 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 150 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies.
    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.




                     RELIANCE STEEL & ALUMINUM CO.
                        SELECTED FINANCIAL DATA
           (In thousands except share and per share amounts)

                             Three Months            Six Months
                            Ended June 30,          Ended June 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Income Statement Data:
Net sales              $1,559,222    $816,342  $2,547,208  $1,628,249
Gross profit              419,873     222,235     690,058     438,171

Operating profit(1)       179,993      88,241     302,107     172,018
EBITDA(2)                 194,897      97,423     329,265     189,666
EBIT(2)                   178,097      85,316     300,644     166,397
Pre-tax income            161,164      79,110     278,002     153,890
Net income                100,505      49,049     172,360      95,412
EPS - diluted               $2.65       $1.48       $4.83       $2.89
Weighted average
 shares outstanding --
 diluted               37,937,496  33,086,102  35,715,940  33,023,552
Gross margin                 26.9%       27.2%       27.1%       26.9%
Operating profit
 margin(1)                   11.5%       10.8%       11.9%       10.6%
EBITDA margin(2)             12.5%       11.9%       12.9%       11.6%
EBIT margin(2)               11.4%       10.5%       11.8%       10.2%
Pre-tax margin               10.3%        9.7%       10.9%        9.5%
Net margin                    6.4%        6.0%        6.8%        5.9%
Cash dividends per
 share                       $.10        $.09        $.20        $.18

                                               June 30,   December 31,
                                                2006         2005
                                             ------------ ------------
Balance Sheet Data:
Current assets                                $1,612,466     $847,348
Working capital                                1,010,001      513,529
Net fixed assets                                 709,897      479,719
Total assets                                   3,460,694    1,769,070
Current liabilities                              602,465      333,819
Long-term debt(3)                              1,041,326      306,790
Shareholders' equity                           1,567,831    1,029,865
Capital expenditures                              59,694       53,740
Net debt-to-total capital(4)                        40.8%        23.8%
Return on equity(5)                                 25.2%        25.0%
Current ratio                                        2.7          2.5
Book value per share                              $41.57       $31.11
Cash flow from operations per share(6)             $3.24        $8.22

(1) Operating profit is calculated as net sales less cost of sales, warehouse, delivery, selling, general and administrative expenses and depreciation expense.

(2) See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We believe that EBIT and EBITDA are commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBIT and EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBIT and EBITDA are significant components in understanding and assessing financial performance. EBIT or EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

(3) Long-term debt includes capital lease obligations of $5,238 and $5,515 as of June 30, 2006 and December 31, 2005, respectively.

(4) Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders' equity plus total debt (net of cash).

(5) Calculations are based on the latest twelve months net income and beginning shareholders' equity, adjusted for $360.5 million of common stock issued to fund an acquisition on April 3, 2006.

(6) Calculations are based on the latest twelve months.



                     RELIANCE STEEL & ALUMINUM CO.
                      CONSOLIDATED BALANCE SHEETS
                  (In thousands except share amounts)
                                ASSETS

                                                June 30,  December 31,
                                                     2006        2005
                                               ----------- -----------
                                               (Unaudited)
Current assets:
 Cash and cash equivalents                        $10,104     $35,022
 Accounts receivable, less allowance for
  doubtful
   accounts of $17,717 at June 30, 2006 and
    $10,511
   at December 31, 2005, respectively             683,566     369,931
 Inventories                                      861,125     387,385
 Prepaid expenses and other current assets         22,015      19,009
 Deferred income taxes                             35,656      36,001
                                               ----------- -----------
Total current assets                            1,612,466     847,348
Property, plant and equipment, at cost:
 Land                                             106,237      60,207
 Buildings                                        371,561     281,986
 Machinery and equipment                          520,817     403,403
 Accumulated depreciation                        (288,718)   (265,877)
                                               ----------- -----------
                                                  709,897     479,719

Goodwill                                          723,450     384,730
Intangible assets                                 325,237      44,384
Cash surrender value of life insurance
 policies, net                                     55,836       7,299
Deferred income taxes                               9,363          --
Other assets                                       24,445       5,590
                                               ----------- -----------
Total assets                                   $3,460,694  $1,769,070
                                               =========== ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                $377,250    $184,443
 Accrued expenses                                  56,016      19,234
 Accrued compensation and retirement costs         67,432      52,354
 Accrued insurance costs                           33,770      23,372
 Income taxes payable                              17,059       4,141
 Deferred income taxes                              3,835         214
 Current maturities of long-term debt              46,556      49,525
 Current maturities of capital lease
  obligations                                         547         536
                                               ----------- -----------
Total current liabilities                         602,465     333,819
Long-term debt                                  1,036,088     301,275
Capital lease obligations                           5,238       5,515
Long-term retirement costs                         35,851      15,660
Deferred income taxes                             212,149      65,808
Minority interest                                   1,072      17,128
Commitments and contingencies                          --          --
Shareholders' equity:
 Preferred stock, no par value:
   Authorized shares -- 5,000,000
   None issued or outstanding                          --          --
 Common stock, no par value:
   Authorized shares -- 100,000,000
   Issued and outstanding shares -- 37,718,598
    at
     June 30, 2006 and 33,108,999 at
     December 31, 2005 respectively, stated
      capital                                     693,760     325,010
 Retained earnings                                871,393     704,530
 Accumulated other comprehensive income             2,678         325
                                               ----------- -----------
Total shareholders' equity                      1,567,831   1,029,865
                                               ----------- -----------
Total liabilities and shareholders' equity     $3,460,694  $1,769,070
                                               =========== ===========



                     RELIANCE STEEL & ALUMINUM CO.
                   CONSOLIDATED STATEMENTS OF INCOME
           (In thousands except share and per share amounts)

                            Three Months             Six Months
                           Ended June 30,           Ended June 30
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net sales              $1,559,222    $816,342  $2,547,208  $1,628,249
Other income, net             376         699       1,654       1,364
                       ----------- ----------- ----------- -----------
                        1,559,598     817,041   2,548,862   1,629,613
Costs and expenses:
  Cost of sales
   (exclusive of
   depreciation and
  amortization shown
   below)               1,139,349     594,107   1,857,150   1,190,078
  Warehouse, delivery,
   selling, general
   and administrative     225,267     123,571     362,315     245,353
  Depreciation and
   amortization            16,800      12,107      28,621      23,269
  Interest                 16,933       6,206      22,642      12,507
                       ----------- ----------- ----------- -----------
                        1,398,349     735,991   2,270,728   1,471,207
                       ----------- ----------- ----------- -----------

Income before minority
 interest and income
 taxes                    161,249      81,050     278,134     158,406
Minority interest             (85)     (1,940)       (132)     (4,516)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations before
 income taxes             161,164      79,110     278,002     153,890
Provision for income
 taxes                     60,659      30,061     105,642      58,478
                       ----------- ----------- ----------- -----------

Net income               $100,505     $49,049    $172,360     $95,412
                       =========== =========== =========== ===========


Earnings per share:
Income from continuing
 operations - diluted       $2.65       $1.48       $4.83       $2.89
                       =========== =========== =========== ===========
Weighted average
 shares outstanding -
 diluted               37,937,496  33,086,102  35,715,940  33,023,552
                       =========== =========== =========== ===========

Income from continuing
 operations - basic         $2.68       $1.49       $4.87       $2.90
                       =========== =========== =========== ===========
Weighted average
 shares outstanding -
 basic                 37,557,719  32,915,847  35,360,945  32,848,990
                       =========== =========== =========== ===========

Cash dividends per
 share                       $.10        $.09        $.20        $.18
                       =========== =========== =========== ===========

                   Reconciliation of EBIT and EBITDA

Income from continuing
 operations before
  income taxes           $161,164     $79,110    $278,002    $153,890
Interest expense           16,933       6,206      22,642      12,507
                       ----------- ----------- ----------- -----------
EBIT                      178,097      85,316     300,644     166,397
Depreciation and
 amortization expense      16,800      12,107      28,621      23,269
                       ----------- ----------- ----------- -----------
EBITDA                   $194,897     $97,423    $329,265    $189,666
                       =========== =========== =========== ===========



                     RELIANCE STEEL & ALUMINUM CO.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Six Months Ended
                                                        June 30,
                                                 ---------------------
                                                       2006      2005
                                                 ----------- ---------


Operating activities:
Net income                                         $172,360   $95,412
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                     28,621    23,269
   Debt premium amortization                           (892)       --
   Deferred income taxes                             (1,244)      (14)
   (Gain)/Loss on sales of machinery and
    equipment                                          (401)        2
   Minority interest                                    132     4,516
   Stock based compensation expense                   2,712        --
   Tax benefit of stock options exercised                --     1,509
   Excess tax benefits from stock based
    compensation                                     (1,584)       --
   Increase in cash surrender value of life
    insurance policies                               (6,293)      (56)
   Changes in operating assets and liabilities:
     Accounts receivable                           (118,886)  (32,039)
     Inventories                                   (126,208)  (19,886)
     Prepaid expenses and other assets               (8,372)     (541)
     Accounts payable and accrued expenses          (17,112)   11,129
                                                 ----------- ---------
Net cash (used in) provided by operating
 activities                                         (77,167)   83,301

Investing activities:
Purchases of property, plant and equipment, net     (59,694)  (21,060)
Acquisitions of metals service centers and net
 asset purchases
 of metals service centers, net of cash acquired   (343,924)       --
Proceeds from sales of property and equipment         2,247     1,129
Premiums paid on life insurance policies               (238)       --
                                                 ----------- ---------
Net cash used in investing activities              (401,609)  (19,931)

Financing activities:
Proceeds from borrowings                            693,316   187,000
Principal payments on long-term debt and short-
 term borrowings                                   (235,591) (240,250)
Payments to minority shareholders                    (1,291)   (6,170)
Dividends paid                                       (7,081)   (5,923)
Excess tax benefits from stock based compensation     1,584        --
Exercise of stock options                             2,533     6,203
Issuance of common stock                                222       246
                                                 ----------- ---------
Net cash provided by (used in) financing
 activities                                         453,692   (58,894)
Effect of exchange rate changes on cash                 166        75
                                                 ----------- ---------
(Decrease)/Increase in cash and cash equivalents    (24,918)    4,551
Cash and cash equivalents at beginning of period     35,022    11,659
                                                 ----------- ---------
Cash and cash equivalents at end of period          $10,104   $16,210
                                                 =========== =========

Supplemental cash flow information:

Interest paid during the period                     $27,802   $12,372
Income taxes paid during the period                 $95,999   $57,994

Non-cash investing and financing activities:

Issuance of common stock and stock options in
 connection with acquisition of metals service
 center                                            $360,453       $--
Issuance of common stock to employee retirement
 savings plan                                        $2,830       $--




    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle
             Investor Relations
             213-576-2428 or 713-610-9937
             kfeazle@rsac.com
             investor@rsac.com